Exhibit 3.1.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LEVEL 3 COMMUNICATIONS, INC.

Pursuant to Section 242 of the General Corporation Law

The undersigned, being a duly appointed officer of Level 3 Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST:  That the Board of Directors of the Corporation, at a meeting of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable, calling for the stockholders of the Corporation to consider said amendment at the next meeting of the stockholders and calling for a special meeting of the stockholders of said corporation for consideration thereof.

SECOND:  The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 228 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD:  That Article IV of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, as amended on May 27, 2009, May 25, 2010 and October 3, 2011, is hereby amended in its entirety to read as follows:

“ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 303,333,333, consisting of 293,333,333 shares of Common Stock, par value $.01 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).”

FOURTH:  That Article V of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, as amended on May 27, 2009, May 25, 2010 and October 3, 2011, is hereby amended by adding a new Section D to read as follows:

“D. Effective as of 5:00 p.m. Eastern time on October 19, 2011 (the “Amendment Effective Time”), every fifteen (15) shares of the Corporation’s Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Amendment Effective Time (the “Old Common Stock”),

will be automatically reclassified as and converted into one share of the Corporation’s Common Stock, par value $.01 per share (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation’s transfer agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Amendment Effective Time on the basis of prevailing market prices of the New Common Stock on the New York Stock Exchange at the time of sale. After such sale and, in the case of holders of certificated shares of Old Common Stock, upon the surrender of such stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, book-entry shares representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 19th day of October, 2011 by the undersigned who affirms the statements contained herein as true under penalties of perjury.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ John M. Ryan
	Name:	John M. Ryan
	Title:	Executive Vice President, Chief Legal Officer and Assistant Secretary